Exhibit 1

VROOM INC.

4700 Mercantile Drive

Fort Worth, TX 76137

January 16, 2026

SPE Holdings 2026-1

c/o UMB Delaware Inc.

405 Silverside Road, Suite 101

Wilmington, Delaware 19809

RE:	Vroom Automotive, LLC – Section 382 Ownership Changes

Ladies and Gentlemen:

Reference is hereby made to that certain (a) Preferred Unit Purchase Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms therewith, the “Purchase Agreement”), dated as of the date hereof, by and among Vroom Automotive, LLC, a Delaware limited liability company (the “Company”), SPE Holdings 2026-1, a Delaware statutory trust (the “Purchaser”), and solely for the purposes set forth therein, Vroom, Inc., a Delaware corporation (“Vroom Parent”) and (b) the Second Amended and Restated Limited Liability Company Agreement of the Company (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms therewith, the “LLCA”), dated as of the date hereof, by and among the Company, the Purchaser, Vroom Finance Holdings, LLC, a Delaware limited liability company, and Vroom Parent. Capitalized terms used in this letter agreement (the “Letter Agreement”) and not otherwise defined shall have the meanings ascribed to such terms in the LLCA.

As of the date hereof, and simultaneously with the execution of this Letter Agreement, the Purchaser (collectively and together with its Affiliates, successors and permitted assigns, the “Investor”), has executed and entered into the Purchase Agreement and the LLCA in connection with its purchase of Preferred Units of the Company (the “Purchased Units”).

As consideration for the Investor’s purchase of the Purchased Units, and in furtherance of the transactions contemplated by the Purchase Agreement and the LLCA, the Company, the Investor, Vroom Parent and Mudrick Capital Management, L.P., a Delaware limited partnership (“Mudrick”, and together with the Company, the Investor and Vroom Parent, each, a “Party”, and collectively, the “Parties”) desire to enter into this Letter Agreement and, by signing below, each Party hereby acknowledges and agrees that:

1.	Section 382 Change. To the extent any 382 Redemption pursuant to Section 8.04 of the LLCA is the subject of (i) any proposal to be voted on at any meeting of the stockholders of Vroom Parent or (ii) any written consent of the stockholders of Vroom Parent, Mudrick shall vote (or cause to be voted) all shares of common stock, par value $0.001 per share, of Vroom Parent (“Vroom Parent Common Stock”) beneficially owned by Mudrick or any of its Affiliates in favor of any such proposal or provide (or cause to be provided) written consent to approve any such matter with respect to all such shares of Vroom Parent Common Stock, as applicable. Vroom Parent shall provide the Investor with written notice (in accordance with the LLCA) of any transaction that would require or obligate the Company to effect or consummate a 382 Redemption under Section 8.04 of the LLCA (i) at least thirty (30) days prior to the consummation of such transaction, and (ii) at least ten (10) Business Days after the entry of any definitive agreement regarding any such transaction.

2.	Miscellaneous.

a.	Termination. Other than this Section 2, the rights and obligations under this Letter Agreement shall terminate and be of no further force or effect upon such time as the Investor and its Affiliates cease to own any Units or any other Securities of the Company or any successor entity thereto.

b.	Assignment; No Modification; Entire Agreement.

i.	The rights and obligations under this Letter Agreement may not be assigned by any Party, directly or indirectly, by operation of law or otherwise, without the prior written consent of the other parties hereto, and any attempted assignment shall be null and void and of no force or effect.
ii.	This Letter Agreement may not be amended, and no provision hereof may be waived or modified, except by a written instrument signed by each of the Parties.
iii.	This Letter Agreement, the Purchase Agreement and the LLCA (the “Transaction Documents”) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. In the event of any conflict or other inconsistency between this Letter Agreement and the terms of any Transaction Document, the terms of this Letter Agreement shall control.

c.	Confidentiality. This Letter Agreement and the contents hereof shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document except (i) with the prior written consent of the Parties or (ii) to the extent required by applicable Law or any regulatory or Governmental Authority. Notwithstanding anything herein to the contrary, any Party may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

d.	Governing Law; Notices; Dispute Resolution. The provisions set forth in Sections 13.01, 13.14 and 13.15 of the LLCA shall apply mutatis mutandis to this Letter Agreement as if set forth in full in this Section 2; provided, that references to the Agreement in the LLCA shall be deemed references to this 382 Letter Agreement.

e.	Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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f.	Representations and Warranties. Each Party hereby represents and warrants that:

i.	the execution, delivery and performance of this Letter Agreement have been duly and validly authorized by all necessary action and do not contravene, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), any law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on such Party or its assets;
ii.	all consents, approvals, authorizations, permits of, filings with and notifications to any Governmental Authority necessary for the due execution, delivery and performance of this Letter Agreement by such Party have been obtained or made and all conditions thereof have been duly complied with, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Letter Agreement; and
iii.	this Letter Agreement constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law).

g.	Concerning the Trustee. It is expressly understood and agreed by the Company, Vroom Parent and Mudrick that (a) this Letter Agreement is executed and delivered on behalf of the Investor by UMB Bank, N.A., not individually or personally but solely in its capacity as trustee on behalf of the Investor, in the exercise of the powers and authority conferred and vested in it under the trust agreement governing the Investor, (b) each of the representations, undertakings and agreements herein made on the part of the Investor is made and intended not as personal representations, undertakings and agreements by UMB Bank, N.A., but is made and intended for the purpose of binding only, and is binding only on, the Investor, (c) nothing herein contained shall be construed as creating any liability on UMB Bank, N.A., individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) UMB Bank, N.A. has made no investigation as to the accuracy or completeness of any representations or warranties made by the Investor in this Letter Agreement, and (e) under no circumstances shall UMB Bank, N.A. be personally liable for the payment of any indebtedness, indemnities or expenses (including any arbitration or enforcement related expenses) of the Investor or be liable for the performance, breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Investor under this Letter Agreement or any other related documents as to all of which recourse shall be had solely to the assets of the Investor.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Letter Agreement as of the date first set forth above.

VROOM PARENT

VROOM, INC.

By:	/s/
Name:
Title:

[Signature Page to Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed this Letter Agreement as of the date first set forth above.

COMPANY

VROOM AUTOMOTIVE, LLC

By:	/s/
Name:
Title:

[Signature Page to Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed this Letter Agreement as of the date first set forth above.

INVESTOR

SPE Holdings 2026-1

By: UMB Bank, N.A., not in its individual capacity but solely as Trustee

By:	/s/
Name:
Title:

[Signature Page to Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed this Letter Agreement as of the date first set forth above.

MUDRICK:

MUDRICK CAPITAL MANAGEMENT, L.P.

By:	/s/
Name:
Title:

[Signature Page to Letter Agreement]